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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0287
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[  ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

   Danziger                   Leslie                 A.
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   (Last)                     (First)             (Middle)

   6820 Academy Parkway East NE
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                              (Street)

   Albuquerque                    NM                 87109
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   (City)                       (State)              (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   LightPath Technologies, Inc. -- LPTHA
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year

   November 2000
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [X] Director                          [ ] 10% Owner
   [ ] Officer (give title below)        [ ] Other (specify below)

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7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                          Amount
                                                          of
                                          Securities      Secur-              Nature
                                          Acquired (A)    ities     Owner-    of
                                          or Disposed     Bene-     ship      Indirect
                                          of (D) (Instr.  ficially  Form:     Bene-
                           Transaction    3, 4 and 5)     Owned at  Direct    ficial
                           Code         ----------------  End (D)   or        Owner-
Title of      Transaction  (Instr. 8)          (A)        of Month  Indirect  ship
Security      Date         -----------  Amount or  Price  (Instr.   (I)       (Instr.
(Instr. 3)   (mm/dd/yy)    Code     V          (D)        3 and 4)  (Instr.4)  4)
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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                              Number                                                 Number    Owner-
                                              of                                                     of        ship
                                              Deriv-                       Title and                 Deriv-    of
                  Conver-                     ative                        Amount of                 ative     Deriv-
                  sion                        Secur-                       Underlying                Secur-    ative   Nature
                  of                          ities                        Securities                ities     Secur-  of
                  Exer-                       Acquired   Date              (Instr. 3        Price    Bene-     ity:    In-
                  cise               Trans-   (A) or     Exercisable and   and 4)           of       ficially  Direct  direct
                  Price    Trans-    action   Disposed   Expiration Date   --------------   Deriv-   Owned     (D) or  Bene-
                  of       action    Code     of(D)      (Month/Day/Year)          Amount   ative    at End    In-     ficial
Title of          Deriv-   Date      (Instr.  (Instr.3,  ----------------          or       Secur-   of        direct  Owner-
Derivative        ative    (Month/   8)       4 and 5)   Date      Expira-         Number   ity      Month     (I)     ship
Security          Secur-   Day/      ------   ---------  Exer-     tion            of       (Instr.  (Instr.   (Instr  (Instr.
(Instr. 3)        ity      Year)     Code V   (A)    (D) cisable   Date    Title   Shares   5)       4)        4)      4)
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                                                                           Common
Stock Option      $28.03   11/14/00          20,000   A   12/00    11/10   Stock   20,000            187,153
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Explanation of Responses:

/s/ Leslie Danziger                              1/29/01
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**Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedures. Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.